HII TECHNOLOGIES, INC.

PRO FORMA FINANCIAL INFORMATION

(Unaudited)

Acquisition of Hamilton Investment Group, Inc.

On August 12, 2014, we consummated the acquisition (the “Acquisition”) of all of the outstanding stock of Hamilton Investment Group, Inc.  (“Hamilton”) pursuant to the terms of a Stock Purchase Agreement dated August 11, 2014 by and among the registrant, Hamilton and the stockholders of Hamilton (the “Stock Purchase Agreement”). The purchase price consisted of: (a) Cash in the amount of $9,000,000; and (b) 3,523,554 shares (the “Shares”) of the registrant’s common stock ($2,300,000 value based on the trailing 20-day average of the registrant’s common stock). In addition, there exists a working capital adjustment provision whereby we would be required to pay the former Hamilton stockholders additional cash equal to the amount of any working capital of Hamilton in excess of $2,200,000 (“Working Capital Target”) at closing; provided, however, that in the event that Hamilton’s working capital is less than the Working Capital Target at closing, then the amount of such deficit will be offset against the Shares issued to the former Hamilton stockholders at closing.

A summary of the pro forma purchase price allocation as of June 30, 2014 is as follows:

Purchase Price:
Cash	$9,000,000
Stock	2,219,839
Working capital adjustment	3,006,856

Total Purchase Price	$14,226,695

Purchase Price Allocation:
Cash	$2,652,796
Accounts receivable	3,459,962
Net assets	5,119,218
Accounts payable and accrued liabilities	(905,902)
Goodwill	3,900,621

Total Purchase Price	$14,226,695

HII TECHNOLOGIES, INC.

PRO FORMA FINANCIAL INFORMATION

(Unaudited)

Heartland Bank Credit Facility

On August 12, 2014, HII Technologies, Inc. (the "Company") and its wholly-owned subsidiaries (collectively, the “Borrower”) entered into a senior secured credit facility (the “Facility”) with Heartland Bank as Agent consisting of (i) a credit agreement (the "Credit Agreement") with Heartland Bank for a 3-year $12 million term loan (the “Term Loan”) and (ii) an account purchase agreement (the “Purchase Agreement”) with Heartland Bank, as agent for the purchase and sale of approved receivables of Borrower in amounts not to exceed $6 million. The proceeds of borrowings under the Facility may be used for the payment of a portion of the purchase price for the acquisition of Hamilton Investment Group; the refinance of outstanding debt under Borrower’s prior accounts receivable facility; working capital needs of the Company and its subsidiaries; funding of the debt service reserve account and payment of all costs and expenses arising in connection with the negotiation of the Credit Agreement and related documents. On the closing date, the Borrower received proceeds of $12 million under the Credit Agreement and approximately $4.65 million under the Purchase Agreement.  The Company utilized $9 million to pay a portion of the purchase price for the Hamilton acquisition, approximately $4.75 million to payoff the Borrower’s prior accounts receivable facility, $450,000 in commitment fees, $675,000 to fund Borrower’s debt service reserve account and approximately $190,000 in other expenses related to the Facility.  Borrower retained approximately $1.585 million for working capital.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to WSJ prime plus a spread that ranges from 5.50% to 8.25% per annum depending on the Borrower’s first lien leverage ratio (provided that at no time shall the WSJ prime be less than 4%). The Term Loan requires monthly interest payments, quarterly principal payments of $300,000 and a balloon payment on the August 12, 2017 maturity date.  The Term Loan may be increased by up to an additional $10 million upon request and agreement by the Lenders, but is not a committed amount under the facility.

Under the Purchase Agreement, all approved receivables will be purchased by the Lenders thereunder for the face amount of such receivable less the Lender’s 1.50% service charge.   In addition, the Purchase Agreement requires a 10% reserve against receivables purchased, which amount will increase to 25 and 50% for receivables outstanding past 60 and 90 days, respectively.  The account purchase facility replaces the Company’s previous senior secured revolving facility.

The Facility is secured by all of the Borrower’s assets as well as a pledge of the Company’s equity in each of its wholly-owned subsidiaries.  The Company paid a cash structuring fee of $450,000 to the Lenders and also issued a 4-year warrant to purchase 2.5 million shares of the Company’s common stock with an exercise price $1.00 per share in connection with the Facility, resulting in a debt discount equal to the relative fair value of the warrants of $1,293,679.

HII TECHNOLOGIES, INC.

PRO FORMA FINANCIAL INFORMATION

(Unaudited)

Pro Forma Financial Information

The unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2014 and for the year ended December 31, 2013 give pro forma effect to the acquisition of Hamilton and funding of the Facility as if it had occurred on January 1, 2014 or 2013, respectively. The unaudited condensed combined pro forma balance sheet as of June 30, 2014 gives pro forma effect to the acquisition of Hamilton and funding of the Facility as if they had occurred on such date. The unaudited condensed combined pro forma statements of operations and balance sheet are based on the historical financial statements of the Company and Hamilton for the six months ended June 30, 2014 and for the year ended December 31, 2013.

This information should be read together with the financial statements of the Company, the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company's annual report on Form 10-K for the year ended December 31, 2013 and quarterly report on Form 10-Q for the quarter ended June 30, 2014 which are incorporated herein by reference. The information should also be read together with the historical  financial statements of Hamilton included elsewhere in this Report.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and does not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

HII TECHNOLOGIES, INC.

UNAUDITED PRO FORMA BALANCE SHEET

June 30, 2014

			Pro Forma		Pro Forma
	HIIT	Hamilton	Adjustments		Consolidated

ASSETS

Current assets:
Cash and cash equivalents	$1,727,514	$2,652,796	$2,691,638	1,2,3,4,5,6,7	$7,071,948
Accounts receivable	6,270,933	3,459,962	-		9,730,895
Stock subscriptions receivable	2,000,000	-	-		2,000,000
Note receivable	291,790	-	-		291,790
Current portion of deferred financing costs	181,772	-	439,932	2	621,704
Prepaid expense and other current assets	267,017	100,270	(100,270)	9	267,017

Total current assets	10,739,026	6,213,028	3,031,300		19,983,354

Property and equipment, net	6,374,764	4,947,069	172,149	10,11	11,493,982
Deposits	33,960	-	-		33,960
Deferred financing costs, net of current portion	16,173	-	659,893	2	676,066
Intangible assets, net	556,803	-	-		556,803
Deferred tax asset	-	-	5,639,233	13	5,639,233
Goodwill	2,852,107	-	3,900,621	3	6,752,728

Total assets	$20,572,833	$11,160,097	$13,403,196		$45,136,126

Pro Forma Adjustments

1 - To record proceeds of acquisition debt with Heartland Bank

2 - To record debt costs paid for acquisition debt

3 - To record acquisition of Hamilton

4 - To record repayment of secured notes payable held by Hamilton at the date of acquisition

5 - To record repayment of line of credit held by Hamilton at the date of acquisition

6 - To record Payment of accounts payable and accrued liabilities of Hamilton at the date of acquisition

7 - To record proceeds from account purchase agreement with Heartland Bank which were used to pay off HIIT's line of credit

8 - To record warrants issued with the acquisition debt, resulting in a debt discount

9 - To record elimination of prepaid insurance upon acquisition

10 - To record elimination of value of assets excluded from the acquisition

11 - To record adjustment in asset value to FMV

12 - To record working capital adjustment due to sellers

13 - To record reduction of valuation allowance on deferred tax asset

HII TECHNOLOGIES, INC.

UNAUDITED PRO FORMA BALANCE SHEET, continued

June 30, 2014

			Pro Forma		Pro Forma
HIIT		Hamilton	Adjustments		Combined

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued liabilities	$6,932,252	$905,902	$(905,902)	6	$6,932,252
Accounts payable - related party	183,000	-	3,006,856	12	3,189,856
Line of credit	4,082,669	746,196	1,171,135	5,7	6,000,000
Current portion of related party notes payable	515,000	-	-		515,000
Current portion of unsecured notes payable	559,655	-	-		559,655
Current portion of capital lease obligation	1,054,280	-			1,054,280
Current portion of secured notes payable	261,997	2,428,479	(1,659,705)	1,8	1,030,771

Total current liabilities	13,588,853	4,080,577	1,612,384		19,281,814

Non-current liabilities:
Notes payable - acquistion, net of current portion	-	-	10,153,160	1,4,8	10,153,160
Notes payable - secured	116,355	-			116,355
Capital lease obligation - net of current portion	1,533,453	-			1,533,453
Notes payable - unsecured	1,000,000	-			1,000,000
Notes payable - related parties, net of current portion	328,459	-			328,459

Total liabilities	16,567,120	4,080,577	11,765,544		32,413,241

Commitments and contingencies

Stockholders' equity (deficit)
Preferred stock, $.001 par value, 10,000,000
shares authorized, Series A Convertible
Preferred stock, $1,000 stated value, 4,000 shares
authorized, 3,410 shares issued and outstanding	2,786,981	-			2,786,981
Common stock, $.001 par value, 250,000,000
shares authorized, 53,142,110 shares issued
and outstanding	49,618	500	3,023	3	53,141
Additional paid-in-capital	29,118,134	9,361	3,500,634	3,8	32,628,129
Retained earnings (accumulated deficit)	(27,949,020)	7,069,659	(1,866,005)	2,3,8,13	(22,745,366)

Total stockholders'/members' equity (deficit)	4,005,713	7,079,520	1,637,652		12,722,885

Total liabilities and stockholders'/members'
equity (deficit)	$20,572,833	$11,160,097	$13,403,196		$45,136,126

HII TECHNOLOGIES, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2014

			Pro Forma		Pro Forma
	HIIT	Hamilton	Adjustments		Combined

Revenues	$14,257,445	$8,093,936	$(536,833)	4	$21,814,548
Cost of Revenues	10,303,201	4,068,953	(476,833)	4,7	13,895,321

Gross profit	3,954,244	4,024,983	(60,000)		7,919,227

Operating expenses:
Selling, general and administrative	4,215,358	1,297,756	-		5,513,114

Total operating expenses	4,215,358	1,297,756	-		5,513,114

Income (loss) from operations	(261,114)	2,727,227	(60,000)		2,406,113

Other income (expense)
Gain on sale of assets	-	27,944			27,944
Loss on debt conversion	(11,063)		-		(11,063)
Interest expense, net	(315,845)	(58,521)	(1,017,940)	1,2,3,5	(1,392,306)

Income (loss) before income taxes	(588,022)	2,696,650	(1,077,940)		1,030,688

Benefit (provision) for income taxes	(77,383)	-	5,639,233	6	5,561,850

Net income (loss)	$(665,405)	$2,696,650	$4,561,293		$6,592,538
Deemed dividend	(623,019)	-	-		(623,019)
Cumulative dividend	(1,343)	-	-		(1,343)

Net income (loss) attributable to common
shareholders	$(1,289,767)	$2,696,650	$4,561,293		$5,968,176

Net income (loss) per common share
Basic	$(0.03)		$0.14		$0.11
Diluted	$(0.03)		$0.13		$0.11
Weighted average shares outstanding
Basic	48,847,902		3,523,554		52,371,456
Diluted	48,847,902		7,058,345		55,906,247

Pro Forma Adjustments

1 - To record amortization of deferred financing costs

2 - To record amortization of debt discount

3 - To record increase in interest expense from new note agreements

4 - To eliminate intercompany sales

5 - To eliminate interest expense associated with notes and lines of credit required to be paid off at closing

6 - To record reduction of valuation allowance on deferred tax asset

7 - To record cost of operating lease with S&M Assets, LLC

HII TECHNOLOGIES, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

			Pro Forma		Pro Forma
	HIIT	Hamilton	Adjustments		Combined

Revenues	$14,551,695	$12,036,259	$-		$26,587,954
Cost of Revenues	10,735,064	7,822,771	120,000	6	18,677,835

Gross profit	3,816,631	4,213,488	(120,000)		7,910,119

Operating expenses:
Selling, general and administrative	4,233,374	1,128,066			5,361,440
Provision for bad debts	162,243	-	-		162,243

Total operating expenses	4,395,617	1,128,066	-		5,523,683

Income (loss) from operations	(578,986)	3,085,422	(120,000)		2,386,436

Other income (expense)
Interest income	6,457	-	-		6,457
Gain on sale of assets	-	182,914	-		182,914
Amortization expense	(17,000)	-	-		(17,000)
Loss on extinguishment of liability	(96,297)	-	-		(96,297)
Interest expense, net	(405,951)	(123,909)	(2,104,948)	1,2,3,4	(2,634,808)

Income (loss) before income taxes	(1,091,777)	3,144,427	(2,224,948)		(172,298)

Benefit (provision) for income taxes	(106,357)	(42,625)	5,639,233	5	5,490,251

Net income (loss)	$(1,198,134)	$3,101,802	$3,414,285		$5,317,953

Net income (loss) per common share
Basic	$(0.03)		$0.14		$0.11
Diluted	$(0.03)		$0.13		$0.10
Weighted average shares outstanding
Basic	45,277,518		3,523,554		48,801,072
Diluted	45,277,518		7,002,125		52,279,643

Pro Forma Adjustments

1 - To record amortization of deferred financing costs

2 - To record amortization of debt discount

3 - To record increase in interest expense from new note agreements

4 - To eliminate interest expense associated with notes and lines of credit required to be paid off at closing

5 - To record reduction of valuation allowance on deferred tax asset

6 - To record cost of operating lease with S&M Assets, LLC